Mail Stop 4561
									January 27, 2006

Mr. F. Dale Markham
Chief Executive Officer
REIT Americas, Inc.
2960 N. Swan Road, Suite 300
Tucson, AZ 85712

      Re:	REIT Americas, Inc.
		Form 10-KSB for Fiscal Year Ended December 31, 2004 Form 10-QSB for Fiscal Quarter Ended March 31, 2005 Form 10-QSB for Fiscal Quarter Ended June 30, 20005 File No. 33-11863

Dear Mr. Markham:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.



							Sincerely,



Rachel Zablow
Staff Accountant